Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑231443 on Form S‑3 of our report dated November 26, 2019, relating to the financial statements of Spire Missouri Inc., appearing in this Annual Report on Form 10‑K of Spire Missouri Inc. for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

November 26, 2019